HomeStreet Reports Year End and Fourth Quarter 2022 Results
Fourth Quarter 2022

Fully diluted EPS $0.45	ROAE: 6.0% ROATE: 6.4%	ROAA: 0.36%
Full Year 2022

Fully diluted EPS $3.49	ROAE: 10.8% ROATE: 11.5%	ROAA: 0.79%
SEATTLE – January 27, 2023 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq: HMST) (including its consolidated subsidiaries, the "Company", "HomeStreet" or "we"), the parent company of HomeStreet Bank, today announced the financial results for the quarter and year ended December 31, 2022. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“Our financial results have been adversely impacted by the historically significant increase in short-term interest rates by the Federal Reserve during 2022,” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “This dramatic increase in rates last year resulted in significant reductions in loan demand, particularly in single family mortgage. Accordingly, our loan volume and gain on loan sales activities declined significantly from 2021 levels. Additionally, our interest sensitive deposits declined as customers moved funds to higher yielding products both at our Bank and at other banks and brokerage firms. Attractive rates on Treasury securities and non-bank money market funds have also created meaningful competition. During the last six months we have taken a number of steps to reduce the pressure on our funding base, including: (i) significantly reducing our level of loan originations; (ii) introducing promotional priced deposit products which allow us to attract and retain deposits without repricing our existing interest-bearing deposit base; and (iii) entering into $1 billion of fixed-rate Federal Home Loan Bank advances in the fourth quarter. We extended the maturities of $1 billion of FHLB advances to hedge the still unknown risk associated with increasing interest rates and an unknown terminal Federal Funds rate. These pressures on our funding base have resulted in reductions in our net interest margin which are expected to continue but trough in the first quarter of 2023. We expect this to be the low point in our net interest margin assuming short-term interest rates stabilize in the first quarter and we complete our acquisition of three California branches in the first quarter. In addition to the above, we have taken steps to reduce staff levels in line with our reduced loan production activity and reduce controllable expenses to the extent possible without damaging our business. In this regard, full time equivalent employees ended the year at 913, down from 970 at the beginning of the year. Despite the above challenges, we believe we are positioned to resume growing our balance sheet and increasing our earnings once short-term rates stabilize and uncertainty is removed from the interest rate markets."

"In the fourth quarter we recorded a $3.8 million addition to our allowance for credit losses (ACL). This addition primarily relates to loan portfolio growth and additions to the qualitative component of our ACL related to the collateral, or market value of single-family homes which are projected to decline in the future," continued Mr. Mason. "Charge offs in the quarter were $0.3 million and nonperforming assets fell to 0.13% of total assets. Credit quality remains strong and we currently do not see any meaningful credit challenges on the horizon.”

Fourth Quarter Operating Results
                  Fourth quarter 2022 compared to third quarter 2022
•Net income: $8.5 million compared to $20.4 million
•Earnings per fully diluted share: $0.45 compared to $1.08
•Net interest margin: 2.53% compared to 3.00%
•Return on Average Equity ("ROAE"): 6.0% compared to 13.4%
•Return on Average Tangible Equity ("ROATE"): 6.4% compared to 14.2%
•Return on Average Assets ("ROAA"): 0.36% compared to 0.91%
•Efficiency ratio: 76.2% compared to 68.4%

Full Year Operating Results
                   2022 compared to 2021
•Net income: $66.5 million compared to $115.4 million
•Earnings per fully diluted share: $3.49 compared to $5.46
•Net interest margin: 2.99% compared to 3.38%
•ROAE: 10.8% compared to 15.9%
•ROATE: 11.5% compared to 16.8%
•ROAA: 0.79% compared to 1.58%
•Efficiency ratio: 72.4% compared to 61.9%

Financial Position
                    Fourth quarter 2022 compared to third quarter 2022
•Loan portfolio originations: $612 million compared to $914 million
•Loans held for investment increased by $209 million in the fourth quarter
•Total deposits increased by $842 million or 13%
•Period ending cost of deposits: 1.61% compared to 0.71%
•Tangible book value per share: $28.41 compared to $27.92

2022 Activity •Loan portfolio originations: $3.6 billion •Loans held for investment increased by $1.9 billion in 2022 •Total deposits increased $1.3 billion or 21.2%

“In response to the funding challenges created by the rising interest rate environment, we significantly reduced our multifamily portfolio loan and single family loans held for sale origination activities in the second half of last year, and we expect to have minimal levels of multifamily portfolio loan originations through the first half of 2023,” added Mr. Mason. “While we were successful in attracting over $1.4 billion in our promotional deposit products, we continued to see runoff in our core deposits in the fourth quarter. With anticipated increases in short term interest rates during the first half of 2023, we expect to continue to utilize promotional deposit products to offset any additional runoff in our core deposits and to replace a portion of our brokered deposits.”

Other	•Declared and paid a cash dividend of $0.35 per share in the fourth quarter •Purchase of deposits and three retail branches in southern California is scheduled to close in the first quarter of 2023

Mr. Mason concluded, “We are excited about closing our acquisition of deposits from Union Bank in the first quarter. The employees at these branches have been great to work with and we will benefit from the addition of over $450 million of low cost core deposits to our funding base."

Conference Call
HomeStreet, Inc. (Nasdaq: HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Monday, January 30, 2023 at 1:00 p.m. ET. Mark K. Mason, CEO and President, and John M. Michel, CFO, will discuss fourth quarter 2022 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at the following URL https://www.netroadshow.com/events/login?show=a04fed9a&confId=45496 or may join the call by dialing directly at 1-844-200-6205 (1-929-526-1599 internationally) shortly before 1:00 p.m. ET using Access Code 416415.

A rebroadcast will be available approximately one hour after the conference call by dialing 1-866-813-9403 and entering passcode 073465.

About HomeStreet
HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Contact:	Executive Vice President and Chief Financial Officer
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “goal,” “upcoming,” “outlook,” “guidance” or the negation thereof, or similar expressions. In addition, all statements in this press release (including but not limited to those found in the quotes of our Chief Executive Officer) that address and/or include beliefs, assumptions, estimates, projections and expectations of our future performance, financial condition, long-term value creation, capital management, reduction in volatility, reliability of earnings, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, and restructuring activities are forward-looking statements within the meaning of the Reform Act. Forward-looking statements involve inherent risks, uncertainties and other factors, many of which are difficult to predict and are generally beyond management’s control. Forward-looking statements are based on the Company’s expectations at the time such statements are made and speak only as of the date made. The Company does not assume any obligation or undertake to update any forward-looking statements after the date of this release as a result of new information, future events or developments, except as required by federal securities or other applicable laws, although the Company may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

We caution readers that actual results may differ materially from those expressed in or implied by the Company’s forward-looking statements. Rather, more important factors could affect the Company’s future results, including but not limited to the following: (1) changes in the U.S. and global economies, including business disruptions, reductions in employment, inflationary pressures and an increase in business failures, specifically among our customers; (2) the continued impact of COVID-19 on our business, employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets; (3) the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; (4) there may be increases in competitive pressure among financial institutions or from non-financial institutions; (5) changes in the interest rate environment may reduce interest margins; (6) changes in deposit flows, loan demand or real estate values may adversely affect the business of our primary subsidiary, the Bank, through which substantially all of our operations are carried out; (7) our ability to control operating costs and expenses; (8) our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses; (9) the adequacy of our allowance for credit losses; (10) changes in accounting principles, policies or guidelines may cause our financial condition to be perceived or interpreted differently; (11) legislative or regulatory changes that may adversely affect our business or financial condition, including, without limitation, changes in corporate and/or individual income tax laws and policies, changes in privacy laws, and changes in regulatory capital or other rules, and the availability of resources to address or respond to such changes; (12) general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate; (13) challenges our customers may face in meeting current underwriting standards may adversely impact all or a substantial portion of the value of our rate-lock loan activity we recognize; (14) technological changes may be more difficult or expensive than what we anticipate; (15) a failure in or breach of our operational or security systems or information technology infrastructure, or those of our third-party providers and vendors, including due to cyber-attacks; (16) success or consummation of new business initiatives may be more difficult or expensive than what we anticipate; (17) our ability to grow efficiently both organically and through acquisitions and to manage our growth and integration costs; (18) our ability to attract and retain key members of our senior management team; (19) staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; (20) litigation, investigations or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate; (21) our ability to obtain regulatory approvals or non-objection to take various capital actions, including the payment of dividends by us or the Bank, or repurchases of our common stock; and (22) the consummation of our transaction to purchase three branches in southern California. A discussion of the factors, risks and uncertainties that could affect our financial results, business goals and operational and financial objectives cited in this release, other releases, public statements and/or filings with the Securities and Exchange Commission (“SEC”) is also contained in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance.

In this press release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios; and (ii) an efficiency ratio which is the ratio of noninterest expense to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expense impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirements.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other parties in the evaluation of companies in our industry. These non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided reconciliations of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures or calculations of the non-GAAP measure:

	As of or for the Quarter Ended		Year Ended
(in thousands, except share and per share data)	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021

Tangible book value per share
Shareholders' equity	$562,147	$552,789	$562,147	$715,339
Less: Goodwill and other intangibles	(29,980)	(30,215)	(29,980)	(31,709)
Tangible shareholders' equity	$532,167	$522,574	$532,167	$683,630

Common shares outstanding	18,730,380	18,717,557	18,730,380	20,085,336

Computed amount	$28.41	$27.92	$28.41	$34.04

Return on average tangible equity (annualized)
Average shareholders' equity	$565,950	$603,278	$617,469	$725,802
Less: Average goodwill and other intangibles	(30,133)	(30,602)	(30,930)	(32,337)
Average tangible equity	$535,817	$572,676	$586,539	$693,465

Net income	$8,501	$20,367	$66,540	$115,422
Adjustments (tax effected)
Amortization on core deposit intangibles	183	186	751	923
Tangible income applicable to shareholders	$8,684	$20,553	$67,291	$116,345

Ratio	6.4%	14.2%	11.5%	16.8%

Efficiency ratio
Noninterest expense
Total	$50,420	$49,889	$205,419	$215,343
Adjustments:
Legal fees recovery	—	—	—	1,900
State of Washington taxes	(597)	(629)	(2,311)	(2,423)
Adjusted total	$49,823	$49,260	$203,108	$214,820

Total revenues
Net interest income	$55,687	$63,018	$233,307	$227,057
Noninterest income	9,677	13,322	51,570	119,975
Gain on sale of branches	—	(4,270)	(4,270)	—
Adjusted total	$65,364	$72,070	$280,607	$347,032

Ratio	76.2%	68.4%	72.4%	61.9%